UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.      )
Filed by the Registrant ☐
Filed by a Party other than the Registrant ☑
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☑ Definitive Additional Materials
☐ Soliciting Material Under Rule 14a-12
Equus Total Return, Inc.

(Name of Registrant as Specified in its Charter)
J. Philip Ferguson
Lance T. Funston
John D. White
Charles R. Ofner
Dr. Francis D. Tuggle
John P. Wade
Dr. Charles M. Boyd
Jonathan H. Godshall
Paula T. Douglass
Sam P. Douglass
Douglass Trust IV - FBO S. Preston Douglass, Jr.
Douglass Trust IV - FBO Brooke Douglass
Tiel Trust FBO Sam P. Douglass
Tiel Trust FBO Paula T. Douglass

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

The Committee to Enhance Equus

PROTECT YOUR INVESTMENT IN EQUUS

VOTE THE GOLD PROXY CARD FOR NINE NOMINEES WHO HAVE
EXPERIENCE AND EXPERTISE, WILL BRING A NEW PERSPECTIVE
TO THE BOARD AND WHO WILL WORK TO ENHANCE VALUE FOR
ALL EQUUS STOCKHOLDERS

April 15, 2010

Dear Fellow Equus Stockholder,

The Committee to Enhance Equus currently owns approximately 11.4% of the outstanding shares of Equus Total Return, Inc. We are seeking your support for the election of our nine nominees to the Equus Board of Directors at the upcoming annual meeting scheduled for May 12, 2010. The Committee’s nominees possess a wealth of experience and will provide all Equus stockholders the best opportunity to recoup the value destruction suffered by Equus over the past five years.

We urge you to vote on our GOLD proxy card to elect our highly-qualified Board nominees. Please also know that the LAST proxy card you sign and return is the one that is counted even if you have already signed and returned the white card sent to you by the company. The current five-member majority of the Board of Directors of Equus, which we sometimes refer to as the “current majority,” is opposing our nominees and has nominated a slate of nine directors, including five incumbents and four additional nominees.

65% DECLINE IN STOCKHOLDER VALUE

In a recent letter to stockholders, accompanied by their definitive proxy statement, the current majority admitted that, in the past year, Equus had “experienced a significant downturn resulting from the poor performance of” its investments. In fact, such “poor performance” has been occurring for almost five years. In June 2005, Equus retained Moore, Clayton Capital Advisors, Inc. (MCCA), a wholly owned subsidiary of MCC Global N.V., as its investment adviser. MCCA was specifically formed by MCC Global for the purpose of serving as Equus’s investment adviser. From that time until June 2009, when MCCA was no longer retained as Equus’s investment adviser, Equus’s stock price declined approximately 61%. In June 2009, the Board of Equus “internalized” its management in an attempt to reverse the damage done by MCCA. However, from June 30, 2009 to March 26, 2010 (the last trading day before members of our Committee announced their intention to launch a proxy contest), Equus’s stock price declined approximately 12% more, representing an aggregate 65% decline since MCCA was retained. Equus’s net asset value has also deteriorated substantially, declining almost 28% while MCCA served as investment adviser and approximately 37% in 2009 alone. See “Additional Information” below for comparative data.

OUR NOMINEES PERSONALLY OWN MORE THAN TEN TIMES THE AMOUNT OF SHARES OWNED BY THE CURRENT MAJORITY’S NOMINEES, ONE OF WHOM SOLD EQUUS SHARES IN THE PAST WEEK.

The proxy statement filed by the current majority discloses that the aggregate personal ownership of the current majority’s nine nominees consists of only 32,184 shares, or approximately 0.4% of Equus’s outstanding shares, as of March 15, 2010. In fact, one of their nominees, Gregory Flanagan, sold 7,500 of his shares in the past week, reducing his holdings by more than a third and reducing their nominees’ total holdings to less than 0.3% of the outstanding shares. Our nominees’ stake is more than ten times that of the other nominees, with their personal ownership consisting of 340,418 shares, or approximately 3.8% of Equus’s outstanding shares. Further, Sam Douglass, a member of our Committee, together with the Douglass family, beneficially owns an additional 7.6% of the outstanding shares of Equus.

The interests of our nominees are firmly aligned with your interests as meaningful owners of Equus stock.

IT IS TIME FOR A REAL CHANGE — ELECT OUR NOMINEES NOW

It is time to make real changes in the Board that has failed to protect your investment. The Committee’s nominees would bring a wealth of experience to help our Company attempt to salvage and maximize stockholder value.

We believe that real changes require a core transformation of the Board, not the continuation of a majority of the existing Board and a minority of new directors. Six of our nine nominees have never served as directors or officers of Equus or its former investment adviser. Only two of our nominees are incumbent Board members. Our slate represents real change.

In the current majority’s letter to stockholders, their response to the difficulties faced by the Company “has been to reshape the direction of the Fund by changing the composition of our Board of Directors — bringing in four new individuals.” Merely entrenching the current majority and electing four additional candidates (who have no personal ownership in Equus) nominated by them does not, in our view, reshape Equus or significantly change the composition of the Board.

The current majority would have you believe that their four new nominees offer the stockholders a break from the past and a chance to “move on.” The fact is, three of the five members of the current majority are affiliated with MCCA or were appointed to the Board in connection with the engagement of MCCA. Kenneth I. Denos has held a number of executive offices with MCCA and affiliates of MCC Global since 2001, including serving as MCCA’s CEO and President from May 2008 until June 2009, when MCCA’s advisory agreement was not renewed. During Mr. Denos’s tenure as MCCA’s CEO and President, Equus’s stockholder value declined approximately 53%. Mr. Denos is also the CEO of MCC Global, MCCA’s parent company, and has served in that capacity since 2006. In addition, Richard F. Bergner and Henry W. Hankinson were nominated to Equus’s Board by MCCA. In August 2009, Mr. Denos, MCC Global and certain of its affiliates filed a Schedule 13D with the Securities and Exchange Commission disclosing that secured creditors foreclosed on 531,680 shares of Equus stock owned by MCC Global affiliates, thereby divesting them of a significant ownership stake in Equus.

EQUUS HAS SUFFERED FROM A SIGNIFICANT LACK OF STABILITY AND CONTINUITY IN ITS MANAGEMENT

Since June 2005 and in less than five years, Equus has had six chairmen of the Board and three CEOs. None of these CEOs had prior executive fund management experience. When Equus “internalized” its management in June 2009, the Board failed to conduct a formal search process among external candidates to identify and enlist a CEO with fund management experience. Instead, the current majority appointed one of its own members to fill this role and results did not improve. Since February 2010, Equus has not had an acting CEO or President, despite the significant and persistent efforts of Mr. Douglass, a member of our Committee, to conduct an appropriate search.

Do not let Equus continue to suffer without an effective CEO. Please vote the GOLD proxy card to replace the current majority with directors who have the initiative to pursue and identify an experienced fund manager.

CHARTING A REAL NEW COURSE FOR EQUUS

We urge you to help the Committee chart a real new course for Equus and elect our nine nominees, six of whom are not incumbent directors or former officers of Equus and would constitute a substantial new majority to help guide Equus’s future.

OUR NEW NOMINEES

Our nominees have the right backgrounds for Equus and their qualifications are summarized below. For further information regarding the experience of our nominees, please refer to our definitive proxy statement.

J. Philip Ferguson — Non-Executive member of the Board of Directors of ABM Industries Incorporated, a facility services provider. AIM Capital Management, a large, multi-faceted fund, from 2000 to 2007, including as the Chairman, President, Chief Investment Officer and Senior Investment Officer.

Lance T. Funston — Non-Executive Chairman of the Board of Directors of Telamerica Media, Inc., a media aggregator. Non-Executive Chairman of the Board of Directors of Ultimark Products, LLC, a consumer products company, since 2000. Mr. Funston founded

Portfolio Management Systems Incorporated, which developed investment management systems for major financial institutions including John Hancock, Fidelity Mutual, American General, Sun Life, and Bank of America.

John D. White — Co-Founder, Chief Executive Officer and Chairman of the Board of Directors of Standard Renewable Energy Group, LLC, a private equity fund, and Non-Executive Chairman of the Board of Trulite, Inc., a company commercializing clean power generator products. Mr. White was a Regent of the Texas A&M University System from 2003 to 2009 and served as the Chairman of the Board of Regents from 2005 to 2007 and Vice Chairman from 2007 to 2009. Managing Director of The Wind Alliance since January 2009.

Charles R. Ofner — Owner of Ofner Associates, Inc., a company primarily engaged in international exploration and production and oil services. Mr. Ofner was, from 2000 to 2006, as a director of Stewart & Stevenson Services, Inc., a company formerly listed on the NYSE which operated in the highly regulated industry sector of oil and gas equipment and services, serving on the corporate governance committee and as chairman of the compensation committee. Mr. Ofner has over 30 years of international business experience.

John P. Wade — Senior and Managing Partner of Wade & Company, LLP, a public accounting firm. Mr. Wade has extensive experience advising business development companies.

Jonathan H. Godshall — President and Chief Executive Officer of Verdient Technologies LLC, a company focused on technology based energy efficiency products. From 1986 to 2001, Mr. Godshall was the President and Chief Executive Officer of Igloo Products Corp., manufacturing and marketing coolers and related products on a worldwide basis.

The Committee’s nominees also include two incumbent directors, Dr. Francis D. Tuggle and Dr. Charles M. Boyd, and Paula T. Douglass, a former officer of Equus, whose experience will be valuable to Equus.

Dr. Francis D. Tuggle — Professor at the George L. Argyros School of Business and Economics at Chapman University since January 2006 and Dean from July 2002 to January 2006. Professor at the Kogod College of Business Administration at American University from July 1999 to June 2002 and Dean from July 1990 to June 1996.

Dr. Charles M. Boyd — Medical Director at The Boyd Cosmetic Surgical Institute since April 2009. Dr. Boyd served as Associate Chief of Staff, Office of Clinical Affairs, at the University of Michigan from 2006 to April 2008. He was also an Assistant Professor, Dept. of Dermatology, Div. of Cutaneous Oncology and Dept. of Otolaryngology Head and Neck Surgery, Div. of Facial Plastic Surgery, at the University of Michigan from 1999 to January 2007.

Paula T. Douglass — Mrs. Douglass is a licensed attorney, having practiced at Fulbright and Jaworski from 1988 to 1991. She served as a director of Iwerks Entertainment, a publicly traded company on the NASDAQ exchange, from 1993 to 1997, including service as Executive Chairman from 1995 to 1997. In addition to years of fund experience, Mrs. Douglass originated and structured Equus’s investments in Equus Media Development Company, LLC and Trulite, Inc. Mrs. Douglass serves on the Board of Visitors for Pepperdine School of Law and is a trustee for the University of Houston Foundation.

WE URGE YOU TO VOTE THE GOLD PROXY CARD TODAY

We encourage you to read our proxy statement, which accompanies this letter. We look forward to speaking to many of you during the course of this campaign, and hope that we can count on your support.

If you have any questions, or need assistance voting your GOLD proxy card, please contact MacKenzie Partners, Inc., which is assisting us in this solicitation, at (800) 322-2885 (toll-free) or (212) 929-5500 (call collect) or by email at enhanceequus@mackenziepartners.com. You may also be able to vote by telephone or internet by following the instructions on the enclosed voting form.

Sincerely,

THE COMMITTEE TO ENHANCE EQUUS

Additional Information

Although no two business development companies are alike, the Committee believes that Capital Southwest Corporation, MVC Capital, Inc., Hercules Technology Growth Capital, Inc. and Prospect Capital Corporation have similarities to Equus because of their size, their investments or other characteristics and that the net asset values of those companies may provide a useful comparison to investors. During the period that MCCA served as investment adviser, the stock prices of Capital Southwest, MVC Capital, Hercules Technology Growth Capital and Prospect Capital declined 19%, 15%, 35% and 27%, respectively. During that time period, the net asset values (based upon publicly available data) of Capital Southwest and MVC Capital increased 42% and 74%, respectively, and the net asset values of Hercules Technology Growth Capital and Prospect Capital decreased 11% and 15%, respectively.

THE COMMITTEE TO ENHANCE EQUUS HAS FILED A DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS WITH THE SECURITIES AND EXCHANGE COMMISSION. SECURITY HOLDERS ARE URGED TO READ CAREFULLY THE DEFINITIVE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION REGARDING THE SOLICITATION OF PROXIES FOR USE AT EQUUS TOTAL RETURN, INC.’S ANNUAL MEETING, INCLUDING INFORMATION RELATING TO THE COMMITTEE, OUR NOMINEES AND THE PARTICIPANTS OF THIS SOLICITATION. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY IS AVAILABLE TO EQUUS STOCKHOLDERS FROM THE PARTICIPANTS AT NO CHARGE AT WWW.OURMATERIALS.COM/ENHANCEEQUUS AND IS ALSO AVAILABLE AT NO CHARGE AT THE SECURITIES AND EXCHANGE COMMISSION’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT AND A FORM OF PROXY WAS DISSEMINATED TO SECURITY HOLDERS ON OR ABOUT APRIL 15, 2010.

If you have questions or need assistance voting the GOLD proxy card please contact:

105 Madison Avenue
New York, New York 10016
enhanceequus@mackenziepartners.com
(212) 929-5500 (Call Collect)
or
CALL TOLL-FREE (800) 322-2885